Exhibit 8.1


                                 March 19, 1999



Board of Trustees
Oswego County Savings Bank
44 East Bridge Street
Oswego, New York 13126-2547

                  Re:  Mutual Holding Company Formation and Stock Issuance

Gentlemen:

         We have been requested as special counsel to Oswego County Savings Bank, a New York-chartered mutual savings bank, (the "Bank") to express our opinion concerning the federal income tax consequences relating to the proposed conversion of the Bank from a mutual savings bank to a New York-chartered stock savings bank to be called Oswego County Savings Bank (referred to as "Stock Bank" after the conversion) and the formation of Oswego County MHC, a New York-chartered mutual holding company (the "Mutual Holding Company") which will acquire the stock of the Stock Bank and subsequently contribute the Stock Bank's stock to Oswego County Bancorp, Inc. (the "Stock Holding Company").

         For the purposes of this opinion, we have examined such documents and questions of law as we have considered necessary and appropriate, including but not limited to: the Amended and Restated Plan of Reorganization from Mutual Savings Bank to Mutual Holding Company and Plan of Stock Issuance, adopted on March 19, 1998, as amended December 17, 1998 and March 18, 1999 (the "Plan of Reorganization and Stock Issuance") , as adopted by the Bank's Board of Trustees, as well as certain other documents relating to the Reorganization (as defined below), some of which are described or referred to in the Plan of Reorganization and Stock Issuance and which we deemed necessary to examine in order to issue the opinions set forth below. Unless otherwise defined, all terms used herein have the meanings given to such terms in the Plan of Reorganization and Stock Issuance.

         In our examination, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of all signatures thereon. We have further assumed the absence of adverse facts not apparent from the face of the instruments and documents we examined.

Board of Trustees
Oswego County Savings Bank
March 19, 1999
Page 2

         In issuing our opinions, we have assumed that the Plan of Reorganization and Stock Issuance has been duly and validly authorized and has been approved and adopted by the Board of Trustees of the Bank at a meeting duly called and held; that the Bank will comply with the terms and conditions of the Plan of Reorganization and Stock Issuance, and that the various representations and warranties which have been provided to us are accurate, complete and true. Accordingly, we express no opinion concerning the effect, if any, of variations from the foregoing. We specifically express no opinion concerning tax matters relating to the Reorganization under federal income tax laws, except on the basis of the documents and assumptions described herein, and we express no opinion concerning tax matters relating to the Reorganization under state or local tax laws.

         For purposes of this opinion, we are relying on the representations provided to us by the Bank, which are incorporated herein by reference and we have assumed that the activities of the persons and entities identified in the Plan of Reorganization and Stock Issuance will be conducted strictly in accordance with the terms thereof. Any variations may affect the opinions we are rendering.

         We have referred solely to existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations promulgated thereunder, current administrative rulings, notices and procedures and court decisions. Additionally, we reviewed certain Internal Revenue Service (the "IRS") rulings which analyze transactions similar in form to the transaction contemplated by the Plan of Reorganization and Stock Issuance. See PLR 98-25-025 (June 16, 1998); PLR 97-41-020 (Oct. 10, 1997); and
PLR 97-35-028 (Aug. 29, 1997). Such laws, regulations, administrative rulings, notices and procedures and court decisions are subject to change at any time. Any such change could affect the continuing validity of the opinions set forth below. This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change in any matter considered herein after the date hereof.

         We emphasize that the outcome of litigation cannot be predicted with certainty and, although we have attempted in good faith to opine as to the probable outcome of the merits of each tax issue with respect to which an opinion was requested, there can be no assurance that our conclusions are correct or that they would be adopted by the IRS or a court.


                                   BACKGROUND

         As a New York-chartered mutual savings bank, the Bank, in mutual form, has no authorized capital stock. Holders of the Bank's deposit accounts possess certain liquidation and limited voting rights in the Bank (the "Account Holders"). Specifically, each Account Holder has the right to share pro rata in any proceeds distributed pursuant to a liquidation of the Bank and each Account Holder has the right to vote on certain corporate matters (collectively referred to as "Ownership Rights").

Board of Trustees
Oswego County Savings Bank
March 19, 1999
Page 3


Ownership Rights cease upon the closing of the Account Holder's deposit accounts. Additionally, the Bank has a self-sustaining Board of Trustees, whereby the Trustees fill vacancies in the Board of Trustees as vacancies arise.

         Pursuant to the Plan of Reorganization and Stock Issuance, the Stock Holding Company will be incorporated under Delaware law and is expected to receive the approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve") to serve as the Stock Bank's holding company. Subsequent to the Reorganization, the Stock Holding Company will have no significant assets other than the outstanding capital stock of the Stock Bank, the Offering's (as defined below) net proceeds (after deducting any amounts infused into the Stock Bank, certain expenses associated with the Offering and amounts used to fund the Stock Holding Company's Employee Stock Ownership Plan (the "ESOP")), and a note receivable from the ESOP. The Stock Holding Company's principal business will be overseeing the business of the Stock Bank and investing the portion of the net proceeds retained by it.

         Further, the Bank will organize the Mutual Holding Company as a New York-chartered mutual corporation with the powers set forth in its proposed organizational certificate and bylaws. For as long as they remain Account Holders, persons who had Ownership Rights with respect to the Bank as of the date of the Reorganization will continue to have such rights solely with respect to the Mutual Holding Company after the Reorganization. All persons who become Account Holders after the Reorganization will also have liquidation and limited voting rights with respect to the Mutual Holding Company. In the same manner as the Bank, the Mutual Holding Company will be managed by a self-sustaining Board of Trustees.

         The Mutual Holding Company's principal assets will be the shares of the Stock Holding Company's common stock (the "Common Stock") received pursuant to the Plan of Reorganization and Stock Issuance and monies received as its initial capitalization. Immediately after consummation of the Reorganization, it is expected that the Mutual Holding Company will not engage in any business activity other than its investment in, and control of, a majority of the issued and outstanding shares of Common Stock. The Mutual Holding Company and Stock Holding Company will each be deemed bank holding companies pursuant to Section 3 of the Bank Holding Company Act (12 U.S.C. ss.1842) and will be regulated by the Federal Reserve. The Stock Bank will continue to be subject to and regulated by the Federal Deposit Insurance Corporation and the New York State Banking Department.

         The primary purpose of the Reorganization is to establish a structure that will allow the Bank to compete more effectively in the financial services marketplace by strengthening its own franchise or by combining with other financial institutions. The additional capital raised in the Offering will support the growth and expansion of the Stock Bank as an independent organization. The Stock

Board of Trustees
Oswego County Savings Bank
March 19, 1999
Page 4


Bank can utilize its increased capital to expand its lending and investment activities. This new corporate structure will expand the investment and operating authority currently available to the Bank. In addition, the Offering will provide depositors with the opportunity to become stockholders of the Stock Holding Company.


         Although the Bank believes that the Reorganization will create a corporate structure more suited for business combinations (such as mergers and acquisitions) with and/or into other financial institutions, the Bank has represented that, as of the date of this opinion, the Bank has no intention or contemplation of entering into any such transaction. This representation includes the terminated merger previously contemplated between the Bank and Oswego City Savings Bank ("Oswego City"). Oswego City and the Bank entered into an Agreement and Plan of Merger, dated September 5, 1997 which was amended on January 13, 1998, April 30, 1998 and December 18, 1998 ("Oswego City Merger Agreement"). Pursuant to the Oswego City Merger Agreement, the Bank agreed to merge into Oswego City. However, due to concerns of certain bank regulatory agencies, the Oswego City Merger Agreement was terminated on January 28, 1999. Accordingly, the Bank currently has no plans to merge with or into any other entity, including Oswego City. Subsequent to the Reorganization, the Stock Bank will operate independently and assess its business prospects accordingly.



                              PROPOSED TRANSACTION

         The Board of Trustees of the Bank adopted the Plan of Reorganization and Stock Issuance. For what are represented to be valid business purposes, the Bank's Board of Trustees has decided to convert to a mutual holding company structure pursuant to Sections 333.4 and 303.161 of Title 12 of the Code of Federal Regulations and Parts 86 and 111 of the General Regulations of the New York State Banking Board. Pursuant to the Plan of Reorganization and Stock Issuance, the following steps will occur on approximately the same date:


         (i) The Bank will organize an interim New York-chartered stock savings bank ("Interim One") as its wholly owned subsidiary;

         (ii) Interim One will complete the organization, by the receipt of stock, of a Delaware incorporated holding company and will hold such company as its wholly owned subsidiary ("Stock Holding Company"); and

         (iii) Interim One will organize a New York-chartered stock savings bank as its wholly owned subsidiary ("Interim Two").

Board of Trustees
Oswego County Savings Bank
March 19, 1999
Page 5


         The following transactions will occur simultaneously:


         (iv) The Bank will convert its charter to a New York-chartered stock savings bank organization and become a stock savings bank (the "Stock Bank"). Such charter conversion is hereinafter referred to as the "Bank Conversion." In the Bank Conversion, Account Holders will constructively receive ownership interests in the Stock Bank in exchange for their Ownership Rights in the Bank;

         (v) Interim One will cancel its outstanding stock and convert its charter to a New York-chartered mutual holding company charter and thereby become the Mutual Holding Company;

         (vi) Interim Two will merge with and into the Stock Bank with the Stock Bank surviving. In connection with the merger, the shares of Interim Two common stock owned by the Mutual Holding Company prior to the merger shall be converted into and become shares of Stock Bank common stock, and the former Account Holders of the Bank who constructively hold ownership interests in the Stock Bank will be deemed to transfer their ownership interests in the Stock Bank to the Mutual Holding Company in exchange for ownership interests in the Mutual Holding Company;

         (vii) The Mutual Holding Company will contribute all of the Stock Bank's outstanding shares of common stock to the Stock Holding Company, its wholly owned subsidiary; and

         (viii) Immediately following the contribution set forth in subparagraph
                (vii), above, the Stock Holding Company will, subject to the provisions of the Plan of Reorganization and Stock Issuance, sell approximately 45.3% of its Common Stock in a Subscription Offering and, if applicable, a Community Offering and/or syndicated community offering (as such terms are defined in the Plan of Reorganization and Stock Issuance and collectively referred to as the "Offering").

         The above-described transactions are referred to herein collectively as the "Reorganization."

         Those persons who, as of the date of the Bank Conversion (the "Effective Date"), hold depository rights with respect to the Bank will thereafter have such rights solely with respect to the

Board of Trustees
Oswego County Savings Bank
March 19, 1999
Page 6


Stock Bank. Each deposit account with the Bank at the time of the exchange will become a deposit account in the Stock Bank in the same amount and upon the same terms and conditions. Following the completion of the Reorganization, all depositors who had Ownership Rights with respect to the Bank immediately prior to the Reorganization will continue to have such rights solely with respect to the Mutual Holding Company for as long as they continue to hold deposit accounts in the Stock Bank. All new depositors of the Stock Bank after the completion of the Reorganization will have ownership interests solely with respect to the Mutual Holding Company so long as they continue to hold deposit accounts in the Stock Bank.


         The shares of Interim Two common stock owned by the Mutual Holding Company prior to the Reorganization shall be converted into and become shares of common stock of the Stock Bank on the Effective Date. The ownership interests in the Stock Bank constructively received by the former members of the Bank will be converted into ownership interests of the Mutual Holding Company. As a result, the Stock Bank will be a wholly owned subsidiary of the Stock Holding Company, which will be a wholly owned subsidiary of the Mutual Holding Company. The Mutual Holding Company will not have any capital stock.


         The Stock Holding Company will have the power to issue shares of capital stock (including common and preferred stock) to persons other than the Mutual Holding Company. As long as the Mutual Holding Company is in existence, however, the Mutual Holding Company must own at least fifty-one (51%) percent of the voting stock of the Stock Holding Company.

         Pursuant to the Plan of Reorganization and Stock Issuance, the shares of Common Stock to be issued will first be offered through the Subscription Offering pursuant to non-transferable subscription rights on the basis of preference categories in the following order of priority:

         (1)  Eligible Account Holders;

         (2)  Tax-Qualified Employee Stock Benefit Plans;

         (3)  Supplemental Eligible Account Holders; and

         (4) Employees, officers and trustees of the Bank.

         Any shares of Common Stock not subscribed for in the Subscription Offering may be offered in a Community Offering and, if necessary, a syndicated community offering.

         The Plan of Reorganization and Stock Issuance provides that the Stock Bank and the Stock Holding Company will form a charitable foundation to be named the Oswego County Foundation

Board of Trustees
Oswego County Savings Bank
March 19, 1999
Page 7


(the "Foundation"). The Foundation will be incorporated under Delaware law as a non-stock corporation, and the Stock Holding Company will contribute to the Foundation a number of shares of Common Stock equal to 4.0% of the shares of Common Stock sold in the Offering. The Foundation will be dedicated to supporting charitable organizations within the communities served by the Stock Bank. The Foundation will submit a request to the IRS to be recognized as an exempt organization under Code Section 501(c)(3).

                                    OPINIONS

         Based upon the forgoing and in reliance thereon, and subject to the conditions, facts, representations and assumptions set forth herein, we are of the opinion that:

         With respect to the Bank Conversion:

                1. The Bank Conversion is a mere change in identity and form and therefore qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code. (Rev. Rul. 80-105, 1980-1 C.B. 78.).

                2. No gain or loss will be recognized by the Bank or the Stock Bank as a result of the Bank Conversion. (Code Sections 361(a), 357(a) and 1032(a)).

                3. The Stock Bank's holding period for the assets received from the Bank will include the period during which such assets were held by the Bank. (Code Section 1223(2)).

                4. The Stock Bank's basis in the assets of the Bank will be the same as the basis of such assets in the hands of the Bank immediately prior to the proposed transaction. (Code Section 362(b)).

                5. The Stock Bank will succeed to and take into account the Bank's earnings and profits, as of the date of the proposed transaction. (Code Section 381).

         With respect to the contribution of ownership interests in the Stock Bank to the Mutual Holding Company for ownership interests therein (the "351 Transaction"):

                6. The exchange of ownership interests in the Stock Bank for ownership interests in the Mutual Holding Company will constitute a tax-free exchange of property solely for voting stock pursuant to
         Section 351 of the Code. Ownership interests in the Mutual Holding Company will be treated as "stock" within the meaning of Code Section 351(a).

Board of Trustees
Oswego County Savings Bank
March 19, 1999
Page 8


                7. No gain or loss will be recognized by Account Holders of the Bank on the transfer of their Ownership Rights in the Bank solely for constructive ownership interests in the Stock Bank followed by an exchange of their ownership interests in the Stock Bank solely for ownership interests in the Mutual Holding Company. (Code Section 351(a)).

                8. The basis in the ownership interests of the Mutual Holding Company received in the transaction will be the same as the basis of the property transferred in exchange therefor, reduced by the sum of the liabilities assumed by the Mutual Holding Company or to which assets transferred are taken subject to. (Code Section 358(a)(1)).

                9. The Mutual Holding Company will recognize no gain or loss upon the receipt of property from the owners of the Stock Bank in exchange for ownership interests in the Mutual Holding Company. (Code
         Section 1032(a)).

                10. The Mutual Holding Company's basis in the property received from the owners of the Stock Bank will be the same as the basis of such property in the hands of the owners of the Stock Bank immediately prior to the 351 Transaction. (Code Section 362(a)).

                11. The Mutual Holding Company's holding period for the property received from the owners of the Stock Bank will include the period during which such property was held by the owners of the Stock Bank. (Code Section 1223(2)).

         With respect to the transfer of the Stock Bank's common stock by the Mutual Holding Company to the Stock Holding Company and cash contributions from the Stock Holding Company to the Stock Bank:

                12. The transfer by the Mutual Holding Company of the common stock of the Stock Bank, a wholly owned subsidiary, to its other wholly owned subsidiary, the Stock Holding Company, will constitute a tax-free exchange of property solely for voting stock pursuant to Code Section
         351. The Mutual Holding Company will not receive additional shares of Common Stock in this exchange because, at the time of the transfer, the Mutual Holding Company will already own all of the outstanding shares of Common Stock and the issuance of additional shares of Common Stock would have no substantive effect.

Board of Trustees
Oswego County Savings Bank
March 19, 1999
Page 9


                13. The Mutual Holding Company will recognize no gain or loss upon the transfer of the Stock Bank common stock to the Stock Holding Company. (Code Section 351(a)).

                14. The Stock Holding Company will recognize no gain or loss on its receipt of the Stock Bank common stock. (Code Section 1032(a)).

                15. The Stock Holding Company's basis in the Stock Bank common stock will equal the basis of the Stock Bank common stock in the Mutual Holding Company's hands immediately before the exchange. (Code Section 362(a)).

                16. The Mutual Holding Company will increase its basis in its shares of Common Stock by the Mutual Holding Company's basis in the Stock Bank common stock transferred. (Code Section 358(a)).

                17. The Stock Holding Company's holding period for the shares of the Stock Bank common stock received from the Mutual Holding Company will include the period that the Mutual Holding Company held, or is deemed to have held, the shares. (Code Section 1223(2)).

                18. No gain or loss will be recognized by the Stock Bank upon its receipt of money from the Stock Holding Company. (Code Section 1032(a)). The Stock Holding Company will not receive additional shares of Stock Bank common stock in exchange for any such money received because the issuance of additional Stock Bank common stock to the Stock Holding Company would be meaningless. The Stock Holding Company will be solely contributing money to the Stock Bank and therefore will not recognize any gain or loss upon such transfer. (Code Section 351(a); Rev. Rul. 69-357, 1969-1 C.B. 101).

         With respect to Account Holders and the issuance of Common Stock pursuant to the Plan of Reorganization and Stock Issuance:

                19. No gain or loss will be recognized by the Stock Holding Company upon its receipt of money in exchange for shares of the Common Stock (Code Section 1032(a)).

Board of Trustees
Oswego County Savings Bank
March 19, 1999
Page 10


                20. No gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders of the Bank upon the issuance to them of deposit accounts in the Stock Bank in the same dollar amount and on the same terms and conditions in exchange for their deposit accounts in the Bank held immediately prior to the Reorganization. (Code Section 1001(a); Treas. Reg. Section 1.1001-1(a)).

                21. The tax basis of the deposit accounts of the Eligible Account Holders and Supplemental Eligible Account Holders in the Stock Bank received as part of the Reorganization will equal the tax basis of such account holders' corresponding deposit accounts in the Bank surrendered in exchange therefor. (Code Section 1012).

                22. Each depositor of the Bank will recognize gain upon the receipt of his or her subscription rights deemed to have been received for federal income tax purposes, but only to the extent of the excess of the fair market value of a depositor's interest in such subscription rights over the depositor's basis in the former interests in the Bank other than deposit accounts. We understand that the Bank has received a letter from RP Financial, LC. ("RP Financial") in which RP Financial states its belief that, (i) the subscription rights will have no ascertainable market value and (ii) the price of which the subscription rights are exercisable will not be more or less than the estimated pro forma value of the shares upon issuance. In the event that such a gain is realized, it would be subject to immediate recognition.

                23. No gain or loss will be recognized upon the exercise of a subscription right in the Reorganization. (Rev. Rul. 56-572, 1956-2 C.B. 182).

                24. The basis of the shares of Common Stock acquired in the Offering will be equal to the purchase price of such shares, increased, in the case of such shares acquired pursuant to the exercise of subscription rights, by the fair market value, if any, of the subscription rights exercised. (Code Section 1012).

                25. The holding period of the Common Stock acquired pursuant to the exercise of subscription rights will commence on the date on which the subscription rights are exercised. (Code Section 1223(6)). The holding period of the Common Stock acquired in the Community Offering will commence on the date immediately following the date on which such stock is purchased. (Rev. Rul. 70-598, 1970-2 C.B.
         168; Rev. Rul. 66-97, 1966-1 C.B. 190).

Board of Trustees
Oswego County Savings Bank
March 19, 1999
Page 11


                                      * * *

                26. The establishment of the Foundation by the Stock Bank and the Stock Holding Company and the subsequent contribution of shares of Common Stock to the Foundation by the Stock Holding Company will not affect any of the foregoing opinions.

         The opinions expressed above are limited to the income tax consequences of the Reorganization under current federal tax laws. Further, our opinions are based upon research of the Code, applicable Treasury Regulations, current published administrative decisions of the IRS, existing judicial decisions as of the date hereof and representations made by the Bank's management. No assurance can be given that legislative, administrative or judicial decisions or interpretations may not be forthcoming that will significantly change the opinions set forth herein. We express no opinions other than those stated immediately above as our opinions.

         We hereby consent to the filing of this opinion as an exhibit to the Bank's Form 86-AC and to the Stock Holding Company's Registration Statement on Form SB-2 as filed with the Securities and Exchange Commission. We also consent to the references to our firm in the Prospectus contained in Form SB-2 under the captions "Effects of the Corporate Change - Tax Effects of Our Corporate Change and Stock Offering" and "Legal and Tax Opinions," and to the summary of our opinion in such Prospectus.

                                           Very truly yours,

                                           ELIAS, MATZ, TIERNAN & HERRICK L.L.P.



                                           By: /s/ John P. Soukenik
                                               --------------------------------
                                               John P. Soukenik, a Partner